                                                                   Exhibit 10.31


================================================================================


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                      XM SATELLITE RADIO HOLDINGS INC. AND
                             XM SATELLITE RADIO INC.

                                       AND

                                   HUGH PANERO




                            DATED AS OF JUNE 1, 2001


================================================================================

         THIS AGREEMENT is entered into as of June 1, 2001 (the "Effective Date"), by and between XM Satellite Radio Holdings Inc., a Delaware corporation, and its subsidiary XM Satellite Radio Inc., a Delaware corporation, both having a place of business at 1500 Eckington Place, N.E., Washington, D.C. 20002 (hereinafter collectively referred to as "XM") and Hugh Panero ("EMPLOYEE") a resident of the State of Maryland.

         WHEREAS, XM is engaged in the development, implementation and operation of a digital audio satellite service to portable receivers; and

         WHEREAS, XM is interested in employing EMPLOYEE as its Chief Executive Officer and EMPLOYEE is interested in being employed in that position subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1. "Affiliate" shall mean any corporation, partnership or other entity (i) owning more than ten percent (10%) of the then outstanding voting shares of XM; or (ii) controlling, controlled by, or under common control with XM. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract, or otherwise.

         1.2. "Confidential information" shall mean all information relating to the business of XM known to XM or learned by EMPLOYEE during the term of employment and not generally known, including any and all general and specific knowledge, experience, information and data, technical or non-technical, and whether or not patentable, including, without limitation processes, skills, information, know-how, trade secrets, data, designs, formulae, algorithms, specifications, samples, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form.

         1.3. "Conflicting Product or Service" shall mean any product or service of any person or organization other than XM, in existence or under development, which resembles or competes with a product or service of XM.

         1.4. "Conflicting Organization" shall mean any person or organization engaged in, or about to become engaged in, research on or development, production, marketing, or selling of a "Conflicting Product or Service."

         1.5. "Inventions" shall mean inventions, designs, discoveries, developments, creations, and improvements created, discovered, developed, conceived or reduced to practice.

         1.6. "Works of Authorship" shall mean all computer software programs or other writings, including, without limitation, verbal works, designs, models, drawings, or audio, visual or audiovisual recordings.

                                   ARTICLE 2
                          TERM OF AGREEMENT; EMPLOYMENT

         2.1. TERM. Subject to the provisions of Article 4 hereof, this Agreement shall be in effect for a term of three (3) years commencing as of the Effective Date. For the term of this Agreement, each twelve (12) month period beginning on the Effective Date or any anniversary thereof shall be considered a "Contract Year."

         2.2. EMPLOYMENT. XM agrees to employ EMPLOYEE as Chief Executive Officer and EMPLOYEE agrees to accept such employment by XM, on the terms and conditions set forth herein. EMPLOYEE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which he is bound.

         2.3. DUTIES.

         (a) As Chief Executive Officer of XM, EMPLOYEE shall have duties and responsibilities related to building the organization and business, including but not limited to, achieving agreed revenue, cost, profit and cash-flow targets, and shall report to the Board of Directors and the Board Chairman. While acting as CEO, EMPLOYEE shall also serve as a director of XM.

         (b) EMPLOYEE's employment with XM shall be full-time and exclusive. During the term of employment, EMPLOYEE shall devote the whole of EMPLOYEE's business time, attention, skill, and ability to the faithful and diligent fulfillment of EMPLOYEE's duties hereunder. EMPLOYEE acknowledges and agrees that EMPLOYEE may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may require, including, but not limited to, service as an officer or director of XM or any Affiliate, provided however, that such services, and such office or position, shall be consistent with EMPLOYEE's position as Chief Executive Officer of XM. EMPLOYEE shall comply with all applicable policies of XM and Affiliates.

         (c) During the term of employment, it shall not be a violation of this Agreement for EMPLOYEE to (i) serve on no more than one outside corporate board (except the board of a Conflicting Organization); (ii) serve as an officer or director of a cooperative housing, or civic or charitable organization or committee; (iii) deliver lectures, fulfill speaking engagements, or teach at educational institutions; or (iv) manage personal passive investments, so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of EMPLOYEE's duties hereunder.

         2.4. INDEMNIFICATION. During and after the term of this Agreement, XM shall provide EMPLOYEE with directors and officers insurance, and shall indemnify EMPLOYEE and his legal representatives to the fullest extent permitted by the laws of the State of Delaware and the By-Laws of XM as in effect on the date hereof, against all damages, costs, expenses and other liabilities incurred or sustained by EMPLOYEE or his legal representatives in connection with any suit, action or proceeding to which EMPLOYEE or his legal representatives may be made a party by reason of EMPLOYEE being or having been a director or officer of XM or any Affiliate or having served in any other capacity or taken any other action purportedly on behalf of or at the request of XM or any Affiliate. During and after the term of this Agreement and without the need for further approval by the Board of Directors of XM or any Affiliate, XM will promptly advance or pay any and all amounts for costs or expenses (including but not limited to legal fees and expenses incurred by counsel of EMPLOYEE's choice retained by EMPLOYEE) for which EMPLOYEE may claim XM is obligated to indemnify him. EMPLOYEE undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by XM as provided in this Article 2.4.

                                   ARTICLE 3
                                  COMPENSATION

         3.1. BASE SALARY. For services rendered by EMPLOYEE pursuant to this Agreement, XM agrees to pay EMPLOYEE a base salary ("Base Salary") for the first Contract Year at the rate of Three Hundred Sixty Five Thousand Dollars ($365,000) per year. Such Base Salary shall be subject to review and increase at least annually by the Board, and shall be increased to at least Four Hundred Thousand Dollars ($400,000) for the second Contract Year and at least Four Hundred Thirty Five Thousand Dollars ($435,000) for the third Contract Year. In determining any increase above the minimums set forth in the preceding sentence, the Board shall consider any increases in the cost of living and may provide for performance or merit increases as it deems appropriate in its sole discretion. Base Salary shall be payable in accordance with XM's then-prevailing executive payroll practices. The term "Base Salary" as used herein shall include any adjustments thereto made from time to time as permitted by this Article 3.1.

         3.2. BONUSES.

         (a) As an incentive for EMPLOYEE to enter into this Agreement, XM agrees to pay EMPLOYEE, upon the execution of this Agreement, a signing bonus of One Hundred Thousand Dollars ($100,000).

         (b) With respect to each calendar year during the term of this Agreement, regardless of XM's performance, EMPLOYEE shall be entitled to a bonus (the

"Leadership Bonus") equal to thirty percent (30%) of his Base Salary for the calendar year if, in the reasonable judgment of the XM Board of Directors, he shall have made the effort and provided the leadership expected of the CEO. In any calendar year in which EMPLOYEE is employed by XM for less than the full year, the Leadership Bonus will be paid on a pro-rata basis for the portion of the calendar year for which EMPLOYEE was employed by XM and provided the expected effort and leadership. The Leadership Bonus shall be paid within sixty
(60) days of the end of each calendar year.

         (c) With respect to each calendar year during the term of this Agreement, EMPLOYEE will be eligible to receive such bonuses (the "Discretionary Bonus") as may be authorized and declared by the XM Board of Directors based upon EMPLOYEE meeting or substantially exceeding performance criteria to be set by the Board, after consultation with EMPLOYEE, at the start of each calendar year. For 2001, such criteria shall be set by July 1, 2001. Although the actual amount of any Discretionary Bonus will be determined by the Board, the "target" amount of the annual Discretionary Bonus will be thirty to seventy percent (30-70%) of EMPLOYEE's Base Salary for the calendar year, reflecting the Board's determination that EMPLOYEE has met or substantially exceeded the established performance criteria.

         3.3. PARTICIPATION IN BENEFIT PLANS. Subject to applicable eligibility requirements, and to the terms of this Agreement, EMPLOYEE shall be eligible during the term of this Agreement to participate in any stock option, employee stock ownership, pension, thrift, profit sharing, group life or disability insurance, medical or dental coverage, education, or other retirement or employee benefit plan or program that XM has adopted or may adopt for the benefit of its employees, on the same basis as other executive employees. EMPLOYEE shall be entitled to paid vacation, paid sick leave, and holidays on the same basis as may from time to time apply to other XM executive employees generally.

         3.4. EXPENSES. XM shall reimburse EMPLOYEE for all reasonable, ordinary and necessary business expenses actually incurred by EMPLOYEE in connection with the performance of his duties hereunder, including ordinary and necessary expenses incurred by EMPLOYEE in connection with travel on XM business. As Chief Executive Officer of XM, EMPLOYEE shall be entitled to fly first class. All expenses shall be approved in advance by XM in accordance with and subject to the terms and conditions of XM's then-prevailing expense policy. As a condition precedent to obtaining reimbursement of expenses, EMPLOYEE shall provide to XM any and all statements, bills, or receipts evidencing the expenses for which EMPLOYEE seeks reimbursement, and such related information or materials as XM may from time to time reasonably require. EMPLOYEE shall account to XM for any expenses that are eligible for reimbursement under this Section 3.4 in accordance with XM policy.

         3.5. EMPLOYMENT AND SUPPLIES. XM shall provide EMPLOYEE with administrative support relating to the performance of EMPLOYEE's duties of the same type and at least the same extent as is provided to other executive employees. XM shall acquire and/or provide to EMPLOYEE for his business use: a multimedia portable computer and subscriptions to various trade publications and various trade books. Such items shall remain the exclusive property of XM, are to be used solely for XM's benefit, and shall be returned promptly to XM upon request at the termination of EMPLOYEE's employment for whatever reason.

         3.6. WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, al payments required to be made by XM hereunder to EMPLOYEE or EMPLOYEE's estate or beneficiaries in connection with EMPLOYEE's employment hereunder shall be subject to the withholding of such amounts relating to taxes as XM may reasonably determine it should withhold pursuant to any applicable law or regulation.

         3.7. STOCK OPTION GRANTS. EMPLOYEE shall receive options to purchase Class A common stock of XM Satellite Radio Holdings Inc. ("XM Stock") on the following terms.

         (a) On the Effective Date, XM will grant EMPLOYEE an option to purchase Three Hundred Thousand (300,000) shares of XM Stock. On the first anniversary of the Effective Date, provided that EMPLOYEE is still employed by XM, XM will grant EMPLOYEE an option to purchase One Hundred Fifty Thousand shares of XM Stock. On the second anniversary of the Effective Date, provided that EMPLOYEE is still employed by XM, XM will grant EMPLOYEE an option to purchase One Hundred Fifty Thousand shares of XM Stock.

         (b) The options granted pursuant to Article 3.7(a) hereof will be non-qualified. The exercise price for such options shall be, with respect to each grant, the closing price of XM Stock on the date of grant.

         (c) Subject to the provisions of Article 4 hereof, the options granted pursuant to Article 3.7(a) hereof will vest and become exercisable on the following schedule: with respect to each grant, one third of the shares covered by the option shall become exercisable on the first anniversary of the grant, one third of the shares covered by the option shall become exercisable on the second anniversary of the grant, and one third of the shares covered by the option shall become exercisable on the third anniversary of the grant. In the event that EMPLOYEE holds non-vested options at the time his employment by XM terminates, such non-vested options shall vest or shall be forfeited, as the case may be, in accordance with the provisions of Article 4 hereof.

         (d) Vested options may be exercised within ten (10) years of the date on which they were granted. In the event that EMPLOYEE holds unexercised vested options at the time his employment by XM terminates, such vested options may be exercised within the time periods set forth in Article 4 hereof.

         (e) XM agrees that the XM Stock to be issued to EMPLOYEE upon his exercise of the options granted pursuant to Article 3.7(a) hereof will be registered for sale to the public on XM's Form S-8 Registration Statement.

                                    ARTICLE 4
                                   TERMINATION

         4.1. GENERAL. EMPLOYEE's employment hereunder shall terminate in accordance with the provisions of this Article 4 upon EMPLOYEE's death or Disability, upon EMPLOYEE's termination by XM with or without Cause, upon EMPLOYEE's resignation with or without Good Reason, or upon the expiration of the term of this Agreement without renewal.

         4.2. DEATH. If the EMPLOYEE's employment terminates because of his death, the date of termination shall be the date of death.

         (a) If the EMPLOYEE's employment terminates because of his death, XM shall continue to pay EMPLOYEE's then current Base Salary, pro-rated Leadership Bonus, and pro-rated Discretionary Bonus (based on the percentage of Base Salary awarded to EMPLOYEE as a Discretionary Bonus in the prior year), and shall continue to make all applicable benefits available, to EMPLOYEE's legal representatives, estate, beneficiaries or heirs, in accordance with XM's then-prevailing executive payroll practices, through the end of the third calendar month following EMPLOYEE's death. In addition, XM shall continue any health, medical, dental, or similar benefits which members of EMPLOYEE's family were receiving for a period of one year, or pay such family members an amount equal to their cost for obtaining equivalent coverage.

         (b) If the EMPLOYEE's employment terminates because of his death, EMPLOYEE's non-vested options shall be forfeited. EMPLOYEE's legal representatives, estate, beneficiaries or heirs shall be entitled to exercise any of EMPLOYEE's vested options within one (1) year after EMPLOYEE's death.

         4.3. DISABILITY. For purposes of this Agreement, EMPLOYEE shall be deemed to be under a Disability if EMPLOYEE shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform EMPLOYEE's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding ninety (90) consecutive days.

         (a) Upon EMPLOYEE's Disability, the payment of benefits under XM's short-term and long-term disability insurance programs, if any, shall offset XM's obligations under Article 3.1 hereof to the extent such benefits are received by EMPLOYEE.

         (b) Subject to any applicable legal requirements, in the event EMPLOYEE shall remain under a Disability for a period exceeding one hundred twenty (120) days in any twelve (12) month period, XM shall have the right to terminate EMPLOYEE's employment hereunder. XM shall effect such termination by giving EMPLOYEE a notice specifying the effective date of such termination, which date shall not be earlier than the last day of the calendar month following the giving of notice.

         (c) If XM terminates the EMPLOYEE's employment because of Disability, XM shall continue to pay EMPLOYEE's then current Base Salary, pro-rated Leadership Bonus, and pro-rated Discretionary Bonus (based on the percentage of Base Salary awarded to EMPLOYEE as a Discretionary Bonus in the prior year), and shall continue to make all applicable benefits available, to EMPLOYEE, in accordance with XM's then-prevailing executive payroll practices, through the end of the third calendar month following termination. In addition, XM shall continue any health, medical, dental, or similar benefits which EMPLOYEE (and/or members of EMPLOYEE's family) were receiving for a period of one year, or pay EMPLOYEE an amount equal to the cost of obtaining equivalent coverage.

         (d) If XM terminates EMPLOYEE's employment because of Disability, EMPLOYEE's non-vested options shall be forfeited. EMPLOYEE shall be entitled to exercise any of his vested options within one (1) year after termination.

         4.4. TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION.

         (a) For purposes of this Agreement, Cause shall mean: (i) EMPLOYEE's willful or gross misconduct, willful or gross negligence in the performance of his duties for XM, or intentional or habitual neglect of his duties for XM, provided that XM shall have given EMPLOYEE notice specifying the conduct it believes to fall within this sentence and EMPLOYEE shall have failed to remedy such conduct within ten (10) days thereafter; or (ii) EMPLOYEE's theft or misappropriation of funds of XM or conviction of a felony. XM shall effect a termination for Cause by giving EMPLOYEE a notice specifying the effective date of such termination.

         (b) For purposes of this Agreement, voluntary resignation means the EMPLOYEE's resignation of his employment hereunder without Good Reason (as defined in Article 4.5(b) hereof. EMPLOYEE shall effect a termination by voluntary resignation by giving XM a notice specifying the effective date of such termination, which date shall not be earlier than thirty (30) days after the giving of notice.

         (c) In the event EMPLOYEE's employment is terminated by XM for Cause or by EMPLOYEE by voluntary resignation:

                  (i) XM shall pay to EMPLOYEE, in accordance with XM's then-prevailing executive payroll practices, all Base Compensation, benefits and other payments to which EMPLOYEE was entitled hereunder through the effective date of termination.

                  (ii) In the case of voluntary resignation only, EMPLOYEE shall be entitled to exercise any of his vested options within three (3) months after termination. Subject to the previous sentence of this Article 4.4(c)(ii), EMPLOYEE's non-vested and vested but unexercised options shall be forfeited.

                  (iii) Except as set forth in this Article 4.4, XM shall have no further obligation to EMPLOYEE (or EMPLOYEE's legal representatives, estate, beneficiaries or heirs) for any compensation, benefits or other payments hereunder, provided that nothing herein shall be deemed to affect EMPLOYEE's entitlement, if any, to any vested pension or similar benefits to which he may be or may become entitled.

         4.5. TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON.

         (a) For the purposes of this Agreement, termination without Cause is any termination by XM of EMPLOYEE's employment hereunder without Cause, as defined in Article 4.4(a) hereof. XM shall effect a termination without Cause by giving EMPLOYEE a notice specifying the effective date of such termination, which date shall not be earlier than thirty (30) days after the giving of notice.

         (b) For the purposes of this Agreement, Good Reason shall mean: (i) a substantial diminution of EMPLOYEE's responsibilities or status; (ii) XM's relocation of EMPLOYEE outside the Washington, D.C. area; (iii) a material breach of this Agreement by XM, provided that EMPLOYEE shall have given XM notice of the conduct he believes to constitute the material breach and XM shall have failed to remedy such breach within ten (10) days thereafter; (iv) the departure of Gary M. Parsons as Chairman of the Board of Directors of XM, unless the newly named Chairman is reasonably acceptable to EMPLOYEE; or (v) a Change of Control of XM as defined in Article 4.5(c) hereof. EMPLOYEE shall effect a termination by resignation for Good Reason by giving XM a notice specifying the effective date of such termination.

         (c) For the purposes of this Agreement, a Change of Control will occur where (i) any person or group becomes beneficial owner of securities of XM representing more than 40% of the then voting power of XM; (ii) Board members (together with new members appointed by at least two thirds (2/3) of those members) at the beginning of a two-year period no longer constitute two thirds (2/3) of the Board during such two-year period; (iii) a merger/consolidation of XM occurs wherein the XM voting securities immediately prior thereto do not constitute at least sixty percent (60%) of the combined voting securities after the merger/consolidation; or (iv) the stockholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of XM's assets.

         (d) In the event EMPLOYEE's employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason:

                  (i) XM shall continue to pay EMPLOYEE's then current Base Salary and pro-rated Leadership Bonus, and shall continue to make all applicable benefits available to EMPLOYEE, in accordance with XM's then-prevailing executive payroll practices, for two (2) years from such termination. With respect to the health, medical, dental, or similar benefits which EMPLOYEE (and/or members of EMPLOYEE's family) were receiving, XM may pay EMPLOYEE an amount equal to his cost for obtaining equivalent coverage, as an alternative to continuing such benefits.

                  (ii) XM shall pay EMPLOYEE's pro-rated Discretionary Bonus (based on the percentage of Base Salary awarded to EMPLOYEE as a Discretionary Bonus in the prior year), for the portion of the calendar year EMPLOYEE was employed by XM prior to the termination.

         (e) In the event EMPLOYEE's employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason, all options that have been granted to EMPLOYEE shall immediately vest and become exercisable, and EMPLOYEE shall be entitled to exercise any of his vested options within eighteen (18) months after termination.

         (f) If, as a result of a Change of Control, it is determined that EMPLOYEE would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, XM shall reimburse EMPLOYEE for the amount of such tax, and shall pay EMPLOYEE such additional amount as may be necessary to place EMPLOYEE in the same financial position that he would have been in if he had not incurred such excise tax liability. All determinations under this Article 4.5(f), including whether EMPLOYEE is liable for the excise tax, and the amount to be paid to EMPLOYEE by XM, shall be made by a nationally-recognized accounting firm to be selected by EMPLOYEE and paid by XM.

         4.6. EXPIRATION OF CONTRACT TERM.

         (a) For the purposes of this Agreement, Renewal Offer means a bona fide offer by XM to enter into a new employment agreement with EMPLOYEE, on terms at least as favorable to EMPLOYEE as this Agreement, made to EMPLOYEE at least four
(4) months before the expiration of this Agreement.

         (b) In the event that XM makes a Renewal Offer to Employee, but the parties nevertheless do not enter into a new employment agreement and EMPLOYEE's employment by XM therefore terminates upon the expiration of this Agreement, any options scheduled to vest on the third anniversary of the Effective Date of this Agreement pursuant to Article 3.7(c) shall immediately vest and become exercisable, all other non-vested options shall be forfeited, and EMPLOYEE shall be entitled to exercise any of his vested options within three (3) months after termination.

         (c) In the event that XM does not make a Renewal Offer to Employee and EMPLOYEE's employment by XM therefore terminates at the expiration of the term of this Agreement, all options that have been granted to EMPLOYEE shall immediately vest and become exercisable, and EMPLOYEE shall be entitled to exercise any of his vested options within eighteen (18) months after termination.

                                   ARTICLE 5
                              RESTRICTIVE COVENANTS

         5.1. CONFIDENTIALITY. Except as authorized or directed by XM, EMPLOYEE shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any Confidential Information of XM or of any of its Affiliates, or Confidential Information of others that has come into the possession of XM or of any of its Affiliates, or into the EMPLOYEE's possession in the course of his employment with XM or of his services and duties hereunder, to any other person or entity, and EMPLOYEE shall not use any such Confidential Information for EMPLOYEE's own personal use or advantage or make it available to others for use. All Confidential Information, whether oral or written, regarding the business or affairs of XM or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of the EMPLOYEE'S confidentiality obligation made available to the general public without restriction, or that EMPLOYEE can prove, by documentary evidence, was previously known to EMPLOYEE prior to the term of EMPLOYEE's employment. The Company shall be under no obligation to identify specifically any information as to which the protection of this Section 5.1 extends by any notice or other action. Upon expiration or termination of this Agreement for any reason, EMPLOYEE shall promptly return to XM all Confidential Information, including all copies thereof in EMPLOYEE's possession, whether prepared by him or others.

         5.2. UNFAIR COMPETITION. During his employment pursuant to this Agreement and for a period of one (1) year after the termination of his employment, EMPLOYEE shall not, within the United States, directly or indirectly, and whether or not for compensation, as a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with XM or any of its Affiliates (or any of their successors) as conducted from time to time during such period. During the period in which EMPLOYEE is receiving any payments under this Agreement and for a period of one (1) year thereafter, EMPLOYEE shall not, without the prior written consent of XM, solicit or hire or induce the termination of employment of any employees or other personnel providing services to XM, or any of its Affiliates, for any business activity, other than a business activity owned or controlled, directly or indirectly, by XM or any of its Affiliates.

         5.3. INJUNCTIVE RELIEF.

         (a) EMPLOYEE acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if Section 5.2 should be specifically enforced against him, and that Section 5.2 merely prevents unfair competition against XM for a limited period of time. EMPLOYEE agrees and acknowledges that, by virtue of EMPLOYEE's employment with XM, EMPLOYEE shall have access to and maintain an intimate knowledge of XM's activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that EMPLOYEE is capable of performing for XM or one of its competitors, EMPLOYEE acknowledges that the services to be rendered by EMPLOYEE pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, EMPLOYEE agrees that any breach or threatened breach by EMPLOYEE of EMPLOYEE's obligations under this Article 5 would cause irreparable injury to XM, and that XM shall be entitled to (i) preliminary and permanent injunctions enjoining EMPLOYEE from violating such provisions, and (ii) actual money damages suffered by XM as a result of such breach, in the amount of any fees, compensation, benefits, profits, or other remuneration earned by EMPLOYEE as a result of such breach, together with interest, and cost and attorney's fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit XM from pursuing any other remedy, XM and EMPLOYEE having agreed that all such remedies shall be cumulative.

         (b) The restrictions set forth in this Article 5 and the following
Article 6 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against XM, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by XM of the restrictions contained in this Article 5 or the following Article 6. EMPLOYEE hereby consents and waives any objection to the jurisdiction over his person or the venue of any courts within the State of Virginia with respect to any proceedings in law or in equity arising out of this Article 5 or the following Article 6. If any court of competent jurisdiction shall hold that any of the restrictions contained in
Section 5.2 are unreasonable as to time, geographical area, or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.

                                   ARTICLE 6
                        INVENTIONS, WORKS OF AUTHORSHIP,
                             PATENTS AND COPYRIGHTS

         6.1. OWNERSHIP OF INVENTIONS AND WORKS OF AUTHORSHIP. EMPLOYEE agrees that all Inventions made, conceived, discovered, developed or reduced to practice by EMPLOYEE and all software and other works of authorship created by EMPLOYEE, either alone or with others, at any time, within or without normal working hours, during the term of this Agreement, arising out of such employment or based upon Confidential Information, or pertinent to any field of business or research in which, during such employment, XM is engaged or (if such is known or ascertainable by EMPLOYEE) is considering engaging, whether or not patented or patentable, shall be and remain the sole property of XM with respect to all rights of EMPLOYEE arising from any discovery, conception, development, reduction to practice, or creation by EMPLOYEE. XM shall have the full right to assign, license, or transfer all rights thereto.

         6.2. DISCLOSURE OF INVENTIONS AND WORKS OF AUTHORSHIP. EMPLOYEE shall promptly make full disclosure to XM or to an authorized representative thereof of all information relating to the making, conception, discovery, development, creation or reduction to practice of Inventions, or of software and other works of authorship owned by XM pursuant to Section 6.1 above.

         6.3. PATENT AND COPYRIGHT APPLICATIONS. At the request of XM and at XM's expense, EMPLOYEE shall execute such documents and perform such acts as XM deems necessary to obtain patents or the like on such Inventions or copyright registrations for such software and other works of authorship in any jurisdiction or jurisdictions. Such obligation shall continue beyond the term of this Agreement. In the event that XM is unable because of EMPLOYEE's mental or physical capacity or for any other reason to secure EMPLOYEE's signature to apply for or to pursue any applications for patent or copyright covering Inventions, software and other works of authorship owned by XM pursuant to
Section 6.1, then EMPLOYEE hereby irrevocably designates and appoints XM as EMPLOYEE's agent and attorney in fact, upon prior notice, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by EMPLOYEE. EMPLOYEE further agrees not to file any patent applications relating to or describing or otherwise disclosing any Confidential Information or any such Inventions, or to claim any copyright or file any applications to register any copyright in such software or other works of authorship, except with the prior written consent of XM.

         6.4. ASSIGNMENT OF INVENTIONS AND WORKS OF AUTHORSHIP. EMPLOYEE agrees to assign to XM or it Affiliates all of EMPLOYEE's right, title and interest in and to any and all such Inventions and the patent applications and patents relating thereto and to the copyright in any and all such software and other works of authorship and any copyright applications and registrations relating thereto conceived, reduced to practice, discovered, created or otherwise developed by EMPLOYEE and owned by XM pursuant to Section 6.1 above.

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1. ASSIGNMENT. The rights and obligations of XM under this Agreement shall be binding upon its successors and assigns and, subject to EMPLOYEE's rights under Article 4.5 hereof, may be assigned by XM to the successors in interest of XM. The rights and obligations of EMPLOYEE under this Agreement shall be binding upon EMPLOYEE's heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by EMPLOYEE, but any amount owed EMPLOYEE upon EMPLOYEE's death shall inure to the benefit of EMPLOYEE's heirs legatees, personal representatives, executors, or administrators.

         7.2. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex addressed as follows:

                  If to EMPLOYEE: (Copy to XM Executive Office)

                  Hugh Panero
                  4609 Derussey Parkway
                  Chevy Chase, Maryland 20815

                  If to XM:

                  XM Satellite Radio Holdings Inc.
                  1500 Eckington Place, N.E.,
                  Washington, D.C. 20002
                  Telephone: 703-758-6116
                  Telecopy:  703-758-6106

                  Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7.3. ENTIRE AGREEMENT. From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

         7.4. HEADINGS. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         7.5. SEVERABILITY. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon XM and EMPLOYEE with the same effect as though the void provision or portion thereof had been severed and deleted.

         7.6. ARBITRATION. Without prejudice to XM's right to seek an injunction pursuant to Article 5.3(a) hereof from a court of competent jurisdiction, any dispute between the parties hereto arising out of this Agreement, or otherwise arising out of or relating to EMPLOYEE's employment by XM, or the termination thereof, shall be submitted to non-binding mediation before a mediator to be agreed upon by the parties or, failing agreement, to be appointed by the American Arbitration Association ("AAA"). In the event that mediation is unsuccessful, such dispute shall be resolved by binding arbitration, before a single arbitrator, under the rules of the AAA. The arbitrator shall have the authority to apportion the costs of arbitration, and to render an award including reasonable attorney's fees, as and to the extent he deems appropriate under the circumstances.

         7.7. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of Virginia (excluding the choice of law rules thereof).

         7.8. AMENDMENT; MODIFICATION; WAIVER. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EMPLOYEE and XM. No delay or failure at any time on the part of EMPLOYEE or XM in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of EMPLOYEE or XM thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         7.9. ADDITIONAL OBLIGATIONS. Both during and after the term of employment, EMPLOYEE shall, upon reasonable notice, furnish XM with such information as may be in EMPLOYEE's possession or control, and cooperate with XM, as may reasonably be requested by XM (and, after the term of employment, with due consideration for EMPLOYEE's obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceedings in which XM or any Affiliate is or may become a party. XM shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE in fulfilling EMPLOYEE's obligations under this Article 7.9.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.


                            XM Satellite Radio Holdings, Inc.
                            XM Satellite Radio Inc.


                            By
                              -------------------------------------
                                 Gary M. Parsons
                                 Chairman of the Board
                                 Date:  _____________

                              -------------------------------------
                                 Hugh Panero
                                 Date:  _____________